EXHIBIT 3

DATED  22  DECEMBER 2003

Gallagher Holdings Limited

as Borrower

and

Coalco International Limited

as Lender

LOAN FACILITY AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION
1.1 Definitions
1.2 Headings
1.3 Interpretation
2.	FACILITY
3.	PURPOSE
3.1 Purpose
3.2 No obligation to monitor
4.	CONDITIONS PRECEDENT TO THE FACILITY
5.	DRAWDOWN
5.1 Drawdown Period
5.2 Conditions to each Advance
5.3 Drawdown Notice
5.4 Limitations on Advances
5.5 Advances
5.6 First Advance
6.	INTEREST
6.1 Interest rate
6.2 Default interest
6.3 Calculation and payment of interest
7.	REPAYMENT AND PREPAYMENT
7.1 Repayment
7.2 Prepayment
7.3 Effect of repayment or prepayment
7.4 Limitation
8.	ILLEGALITY
9.	MITIGATION
10.	PAYMENTS
10.1 Funds
10.2 Payments
10.3 Change of account
10.4 Business Days
10.5 Currency
10.6 Records as evidence

10.7 Partial payments
10.8 Set-off and counterclaim
10.9 Grossing-up
11.	SECURITY
12.	REPRESENTATIONS AND WARRANTIES
12.1 Representations and warranties
12.2 Repetition
13.	UNDERTAKINGS
13.1 Information undertakings
13.2 Positive undertakings
13.3 Negative undertakings
14.	DEFAULT
14.1 Default
14.2 Acceleration
15.	SET-OFF
16.	FEES AND EXPENSES
16.1 Expenses
16.2 Documentary Taxes indemnity
16.3 VAT
16.4 Indemnity payments
17.	WAIVERS; REMEDIES CUMULATIVE
18.	MISCELLANEOUS
18.1 Severance
18.2 Counterparts
19.	NOTICES
19.1 Method
19.2 Delivery
19.3 Addresses
19.4 Deemed receipt
20.	ASSIGNMENTS AND TRANSFERS
20.1 Benefit of Agreement
20.2 Assignments and transfers by Borrower
20.3 Assignments by Lender
20.4 Transfers by Lender
20.5 Consequences of transfer

20.6 Disclosure of information
21.	INDEMNITIES
21.1 Breakage costs indemnity
21.2 Currency indemnity
21.3 General
22.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS
22.1 Confidentiality
22.2 Public Announcements
23.	LAW AND JURISDICTION
23.1 Governing law
23.2 Jurisdiction
23.3 Venue, Forum, Attachment and Service by Mail
23.4 Agents for Service of Process
SCHEDULE 1 CONDITIONS PRECEDENT
SCHEDULE 2 DRAWDOWN NOTICE

THIS AGREEMENT is made on 22 December 2003

BY:

(1)                                  Gallagher Holdings Limited, a company incorporated in Cyprus with registered number 133001 and its registered office address at Agiou Pavlou, 15, Ledra House, Agios Andreas, P.C. 1105, Nicosia, Cyprus (“Borrower”); and

(2)                                  Coalco International Limited, a company incorporated in the British Virgin Islands as IBC No. 111628 with its registered address at Morgan & Morgan Trust Corporation Limited, P.O. Box 958, Pasea Estate, Road Town, Tortola, BVI  (the “Lender”).

IT IS AGREED:

1.                                       DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this Agreement:

“Accounts” means the audited consolidated accounts (including all additional information and notes to the accounts) of Gallagher together with the relevant directors’ report and auditors’ report.

“Advance” means an advance made or to be made to the Borrower under the Facility or, as the case may be, the outstanding principal amount of any such advance.

“Auditors” means the accountant or firm of accountants appointed for the time being as auditors of the Borrower.

 “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

“Certified Copy” means, in relation to a document, a copy of that document bearing the endorsement “Certified a true, complete and accurate copy of the original, which has not been amended otherwise than by a document, a Certified Copy of which is attached hereto”, which has been signed and dated by a duly authorised officer of the relevant company and which complies with that endorsement.

“Corus” means Corus Group PLC, a company registered in England and Wales with registered number 03811373.

“D Data” means D Data, Inc., a corporation organized and existing under the laws of the State of Delaware, the United States of America, with its registered office at 410 Park Avenue, 15th Floor, New York, NY 10022, USA.

“Default” means any event specified as such in Clause 14.1.

“Disposal” means a sale, transfer or other disposal (including by way of lease or loan), whether by one transaction or a series of transactions and whether at the same time or over a period of time.

“Dollars” and “$” means the lawful currency for the time being of the United States of America.

“Drawdown Date” means the date on which an Advance is made, or is proposed to be made.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 2.

“Drawdown Period” means the period starting on the date of this Agreement and ending on the first anniversary of the date of this Agreement.

“Encumbrance” means any mortgage, charge, assignment by way of security, pledge, hypothecation, lien, right of set-off, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same, or any agreement to sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by any Group Company.

“Facility” means the Dollar term loan facility granted to the Borrower under this Agreement.

“Facility Limit” means $100 million, as reduced or cancelled in accordance with this Agreement.

“Facility Period” means the period starting on the date of this Agreement and ending on the date on which all the obligations and liabilities of the Borrower under the Financing Documents are discharged in full and the Lender has no continuing obligation in relation to the Facility.

“Financing Documents” means this Agreement and the Security Documents.

“GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in Cyprus and/or the International Accounting Standards (IAS), in each case consistently applied.

“Gallagher Share Pledge” means a Cyprus law pledge (in form and substance satisfactory to the Lender) over 50% of the issued share capital of the Borrower granted by the Gallagher Shareholder to the Lender as security for the Borrower’s obligations under the Financing Documents.

“Gallagher Shareholder” means Mr. Alisher Usmanov, a citizen of the Russian Federation, currently the sole shareholder of the Borrower.

“Group Company” means each of: (i) the Borrower, (ii) Gallagher Shareholder, (iii) each Subsidiary of the Borrower, and (iv) each Subsidiary of the Gallagher Shareholder.

“Guarantee” means a guarantee (in form and substance satisfactory to the Lender) by the Gallagher Shareholder to the Lender of all of the Borrower’s obligations under the Financing Documents.

“Halkin” means Halkin Ltd., a company incorporated in the British Virgin Islands with registered number 512209, having its registered office at Arias Fabrega & Fabrega Trust Co. BVI Ltd. 325 Waterfront Drive, Omar Hodge Building 2nd floor, Wickhams Cay, Road Town, Tortola, BVI.

“Indebtedness” means, in relation to a person, its obligation (whether present or future, actual or contingent, as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise) incurred in respect of:

(a)                                  moneys borrowed or raised;

(b)                                 any bond, note, loan stock, debenture or similar instrument;

(c)                                  any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility;

(d)                                 the supply of any goods or services which is more than 45 days past the due date;

(e)                                  any hire purchase agreement, conditional sale agreement or lease, where that agreement has been entered into primarily as a method of raising finance or financing the acquisition of an asset;

(f)                                    any guarantee, bond, stand-by letter of credit or other similar instrument issued in connection with the performance of contracts;

(g)                                 any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement;

(h)                                 any arrangement pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

(i)                                     any guarantee, indemnity or similar insurance against financial loss given in respect of the obligation of any person.

“Loan” means, at any time, the aggregate of all Advances outstanding at such time.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to comply with its obligations under the Financing Documents or (b) the business, financial condition or assets of the Borrower.

“Party” means a party to this Agreement.

“Payment” means any payment (including any repayment or prepayment of a debt and payment of any dividend), any discharge by way of set-off, counterclaim or otherwise, or any other distribution (whether in cash or in kind), howsoever effected.

“Permitted Encumbrance” means:

(j)                                     any Encumbrance subsisting under or in connection with any Financing Document;

(k)                                  any right of set-off arising by operation of law or in the ordinary course of trading;

(l)                                     any lien arising by operation of law in the ordinary course of trading in respect of any obligation which is less than 30 days overdue or which is being contested in good faith and by appropriate means;

(m)                               any Encumbrance arising out of retention of title provisions in a supplier’s standard conditions of supply in respect of goods acquired by the Borrower in the ordinary course of trading; or

(n)                                 any agreement entered into by the Borrower in the ordinary course of trading under which it is to sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by the Borrower.

“Permitted Indebtedness” means:

(o)                                 Indebtedness outstanding under any Financing Document;

(p)                                 Indebtedness under any arrangement pursuant to which any asset sold or otherwise disposed of by the Borrower is or may be leased to or re-acquired by the Borrower where such arrangement was entered into in the ordinary course of trading;

(q)                                 Indebtedness in favour of Profeteria Co Limited (a company incorporated under the laws of Cyprus) under the Loan Agreement between the Borrower and Profeteria Co Limited dated 28 February 2003 in an aggregate principal amount not exceeding $100 million, and not exceeding in total (including principal, interest, fees, damages and all other items) $110 million; and

(d)                                 Indebtedness for ordinary operating expenses (excluding the purchase of any Securities) undertaken in the ordinary course of business of the Borrower, not exceeding in the aggregate $100 thousand.

“Potential Default” means an event or omission which, with the giving of any notice, the lapse of time, the determination of materiality or the satisfaction of any other condition under Clause 14.1, would be a Default.

“Repayment Date” has the meaning given to it in Clause 7.1.

“Rodava” means Rodava Management Ltd., a company incorporated in the British Virgin Islands with registered number 424082, having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

“Securities” means shares, stocks, bonds, options, warrants, other forms of equity, depositary receipts for any of the above, or any other types of securities of any kind (marketable or otherwise) or negotiable instruments.

“Security Documents” means the Gallagher Share Pledge, the Guarantee and any other guarantee or document creating, evidencing or acknowledging security in respect of any of the obligations and liabilities of the Borrower or any other obligor under any Financing Document.

“Subsidiary” means subsidiary as used in sections 736 and 736A of the Companies Act 1985 (as amended by the Companies Act 1989).

“Taxes” includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto; and “Tax” and “Taxation” shall be construed accordingly.

“Ural Steel” means OOO Uralskaya Stal (also known as “Ural Steel LLC”), a company registered in the Orenburg oblast, Russia, with general state registration number 1025600826217, state registration number 2035603252485 and taxpayer identification number 5607015381.

“VAT” means value added tax as provided for in English law, Cyprus law or in any primary or secondary legislation promulgated by the European Community or any official body or agency of the European Community, and any tax similar or equivalent to value added tax imposed by any other country and any similar or turnover Tax replacing or introduced in addition to any of the same.

1.2                                 Headings

The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

1.3                                 Interpretation

In this Agreement (unless otherwise provided):

(a)                                  words importing the singular shall include the plural and vice versa;

(b)                                 references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement;

(c)                                  references to any Financing Document or any other document shall be construed as references to that Financing Document or that other document, as amended, varied, novated or supplemented;

(d)                                 references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(e)                                  references to a document being “in the agreed form” means that document the form and content of which has been approved by the Lender and which has endorsed on it the words “in the agreed form” and which is initialled by or on behalf of the Lender and the Borrower;

(f)                                    references to “assets” shall include revenues and property and the right to revenues and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);

(g)                                 the word “including” means “including without limitation”;

(h)                                 the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

(i)                                     references to a “person” shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state;

(j)                                     references to any person shall be construed so as to include that person’s permitted assigns, transferees or successors in title;

(k)                                  accounting terms shall be construed so as to be consistent with GAAP; and

(l)                                     references to time are to London time.

2.                                      FACILITY

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a Dollar term loan facility in the maximum principal amount of $100 million.

3.                                      PURPOSE

3.1                                 Purpose

The Borrower shall use the proceeds of all Advances to purchase Securities agreed by the Borrower and the Lender as specified in Clause 5.2(a).

3.2                                 No obligation to monitor

The Lender shall not be obliged to investigate or monitor the use or application of the proceeds of the Advances.

4.                                      CONDITIONS PRECEDENT TO THE FACILITY

(a)                                  Notwithstanding any other term of this Agreement, the Lender shall not be under any obligation to make the Facility available to the Borrower unless the Lender has notified the Borrower in writing that the Lender has received all the documents listed in Schedule 1 in form and content satisfactory to the Lender.

(b)                                 The Lender may (if in its absolute discretion it so elects) waive any of the aforementioned conditions precedent, provided that:

(i)                                     any such waiver must be in writing and specify the Advance(s) to which it relates, provided that actual disbursement of an Advance by the Lender at a time when all such conditions precedent have not yet been satisfied and a written waiver has not been granted shall be construed as such a waiver effective in relation only to the Advance so actually disbursed;

(ii)                                  the obligation of the Lender to make any further Advances (and make the Facility available in relation to any such further Advances) shall remain subject to the full satisfaction of all aforementioned conditions precedent; and

(iii)                               in any event the Borrower shall be obliged to ensure that all aforementioned conditions precedent are fully satisfied within 60 days of the date of this Agreement.

5.                                      DRAWDOWN

5.1                                 Drawdown Period

Subject to the terms of this Agreement, Advances shall be made to the Borrower at any time during the Drawdown Period when requested by means of a Drawdown Notice in accordance with this Clause 5.  At the close of business on the last day of the Drawdown Period, the undrawn amount of the Facility shall be automatically cancelled and the Facility Limit reduced accordingly.

5.2                                 Conditions to each Advance

Without limitation to Clause 4, the obligation of the Lender to make available each Advance is subject to the conditions precedent that:

(a)                                  on or prior to the date on which the relevant Drawdown Notice is given, the Borrower and the Lender shall have in writing agreed which Securities will be purchased using the proceeds of that Advance;

(b)                                 on the date on which the relevant Drawdown Notice is given and on the Drawdown Date, the representations and warranties in Clause 12 to be repeated on those dates are correct and will be correct immediately after the Advance is made; and

(c)                                  on the date on which the relevant Drawdown Notice is given and on the Drawdown Date, no Default or Potential Default has occurred and is continuing or would occur on the making of the Advance.

5.3                                 Drawdown Notice

5.3.1                        Whenever the Borrower wishes to draw down under the Facility, it shall give a duly completed Drawdown Notice to the Lender to be received not later than 11.00 a.m. on the Business Day before the Drawdown Date.

5.3.2                        A Drawdown Notice shall be irrevocable and the Borrower shall be obliged to borrow in accordance with its terms.

5.4                                 Limitations on Advances

The following limitations apply to Advances:

(a)                                  the Drawdown Date of an Advance shall be a Business Day falling before the end of the Drawdown Period;

(b)                                 the principal amount of an Advance shall be:

(i)                                     a minimum of $1 million and an integral multiple of $1 million; or

(ii)                                  the amount of the Facility Limit less the Loan;

(c)                                  no Advance shall be made if the making of that Advance would result in the Loan exceeding the Facility Limit; and

(d)                                 no more than 10 Advances may be outstanding at any one time.

5.5                                 Advances

Subject to the terms of this Agreement, the Lender shall make available to the Borrower on the Drawdown Date for an Advance an amount equal to that Advance.

5.6                                 First Advance

It is recognised and agreed that:

(a)                                  the first Advance hereunder was made by the Lender to the Borrower on 2 December 2003 in the amount of $25,000,000 pursuant to an oral agreement between the Lender and the Borrower having the same terms as set forth in this instrument and in the Drawdown Notice executed simultaneously herewith and referring to that first Advance;

(b)                                 this Agreement correctly and fully sets forth and records all the terms of the aforementioned oral agreement as it existed on the date specified in paragraph (a) above and as it exists on the date hereof, and such agreement shall be treated as continuing and as recorded and memorialised herein;

(c)                                  the Advance referred to in paragraph (a) above shall be treated for all purposes of this Agreement as an Advance made hereunder and pursuant hereto, and for the avoidance of doubt interest thereon shall accrue pursuant to Clause 6 from the date of disbursement specified in paragraph (a) above, such Advance shall be repayable in accordance with Clause 7 and the other terms of this Agreement, and all terms of Clause 23 (Law and Jurisdiction) apply to such Advance; and

(d)                                 the conditions precedent to such first Advance were validly waived by the Lender in respect of such first Advance only, provided that:

(i)                                     this was and shall be without prejudice to the application of Clause 4 or 5.2 to any other Advances or to the obligations of the Borrower under Clause 4(b)(iii); and

(ii)                                  for the avoidance of doubt, the Borrower shall be obliged to ensure that no later than 60 days after the date hereof the Lender receives all documents all the documents listed in Schedule 1 in form and content satisfactory to the Lender.

6.                                      INTEREST

6.1                                 Interest rate

Interest shall accrue on each Advance from and including the relevant Drawdown Date to but excluding the date the Advance is repaid, at a fixed rate equal to 8% per annum.

6.2                                 Default interest

If the Borrower fails to pay any amount payable under any Financing Document on the due date, it shall pay default interest on the overdue amount from the due date to the date of actual payment at the rate per annum equal to 10% per annum, compounded annually.

6.3                                 Calculation and payment of interest

Interest due from the Borrower under this Agreement in respect of each Advance shall:

(a)                                  accrue from day to day at the rate calculated under this Clause 6;

(b)                                 except as otherwise provided in this Agreement, be paid by the Borrower on each anniversary of the Drawdown Date of such Advance;

(c)                                  be calculated on the basis of the actual number of days elapsed and a 360 day year; and

(d)                                 be payable both before and after judgment.

7.                                      REPAYMENT AND PREPAYMENT

7.1                                 Repayment

(a)                                  The “Repayment Date” for each Advance shall be the first anniversary of the Drawdown Date of such Advance, or, if the Lender and the Borrower so agree in writing in relation to such Advance, the second anniversary of the Drawdown Date of such Advance.

(b)                                 The Borrower shall repay each Advance by payment to the Lender on the Repayment Date for such Advance the amount equal to:

(i)                                     the principal amount of such Advance; and

(ii)                                  all interest accrued thereon and not yet paid.

7.2                                 Prepayment

7.2.1                        The Borrower may, upon the Lender granting its prior written consent (but not otherwise), prepay any Advance. In addition, reference is hereby made to Clause 13.2(m) which requires the Borrower in certain circumstances to offer to prepay one or more Advances.

7.2.2                        Any notice of prepayment shall be effective only if agreed to by the Lender and once so agreed shall be irrevocable, shall specify the date on which the prepayment is to be made, the amount of the prepayment and the Advance against which the prepayment shall be applied, and shall oblige the Borrower to make such prepayment.

7.2.3                        Any prepayment shall be made together with accrued interest on the amount prepaid and any amounts payable under Clause 21.1.

7.3                                 Effect of repayment or prepayment

Any amount repaid or prepaid may not be re-borrowed and shall reduce the Facility Limit accordingly.

7.4                                 Limitation

The Borrower may not repay or prepay all or any part of the Advances except as expressly provided in this Agreement or as may otherwise be in writing agreed by the Lender.

8.                                      ILLEGALITY

If it is or becomes illegal for the Lender to maintain the Facility or to continue to make available or fund any Advance, then:

(a)                                  the Lender shall notify the Borrower; and

(b)                                 (i)                                     the Facility shall be cancelled immediately and the Facility Limit shall be reduced to zero; and

(ii)                                  the Borrower shall prepay to the Lender all Advances (together with accrued interest on the amount prepaid and all other amounts owing to the Lender under this Agreement) within 5 Business Days of demand by the Lender, and any such prepayment shall be subject to Clause 21.1.

9.                                      MITIGATION

If any circumstances arise in respect of the Lender which would, or upon the giving of notice would, result in the operation of Clause 8 or 10.9 to the detriment of the Borrower, then the Lender shall:

(a)                                  promptly upon becoming aware of those circumstances and their results, notify the Borrower; and

(b)                                 in consultation with the Borrower, take all such steps as it determines are reasonably open to it to mitigate the effects of those circumstances on terms acceptable to the Borrower and the Lender, provided that the Lender shall not be obliged to take any steps which in its opinion would or might have an adverse effect on its business or financial condition or the management of its tax affairs or cause it to incur any material costs or expenses.

10.                               PAYMENTS

10.1                           Funds

All payments under this Agreement shall be made for value on the due date in freely transferable and readily available funds.

10.2                           Payments

10.2.1                  Each payment to the Borrower shall be made to the account of the Borrower with Hellenic Bank Limited, International Business Center, 52 Glastonos Ave., P.O. Box 51474, 3505 Limassol, Cyprus, SWIFT CODE: HEBA CY 2NLIM, account number 240 07 201221 01, or to such other account of the Borrower as may be indicated in the relevant Drawdown Notice.

10.2.2                  Each payment to the Lender shall be made to: UBS, Zurich, Switzerland, account no. 273-251.872.60H, beneficiary: Coalco International Ltd.

10.3                           Change of account

The Borrower or the Lender may change its receiving account by not less than 5 Business Days’ notice to the other.

10.4                           Business Days

If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.5                           Currency

All payments under this Agreement relating to costs, losses, expenses or Taxes shall be made in the currency in which the relative costs, losses, expenses or Taxes were incurred.  Any other amount payable under this Agreement shall, except as otherwise provided, be made in Dollars.

10.6                           Records as evidence

The Lender shall maintain a record of all Advances and repayments hereunder which shall, as between the Borrower and the Lender, be prima facie evidence of the amounts from time to time advanced by, owing to, paid and repaid to the Lender under this Agreement.

10.7                           Partial payments

10.7.1                  If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(a)                                  first, in or towards payment of any unpaid costs and expenses of the Lender under this Agreement;

(b)                                 second, in or towards payment of any accrued interest due but unpaid under this Agreement;

(c)                                  third, in or towards payment of any principal due but unpaid under this Agreement; and

(d)                                 fourth, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

10.7.2                  The Lender may vary the order set out in Clauses 10.7.1.

10.7.3                  Clauses 10.7.1 and 10.7.2 shall override any appropriation made by the Borrower.

10.8                           Set-off and counterclaim

All payments by the Borrower under this Agreement shall be made without set-off or counterclaim.

10.9                           Grossing-up

10.9.1                  Subject to Clause 10.9.2, all sums payable to the Lender pursuant to or in connection with any Financing Document shall be paid in full free and clear of all deductions or withholdings whatsoever except only as may be required by law.

10.9.2                  If any deduction or withholding is required by law in respect of any payment due from the Borrower to the Lender pursuant to or in connection with any Financing Document the Borrower shall:

(a)                                  ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

(b)                                 pay, or procure the payment of, the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable law;

(c)                                  increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Lender after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) shall be equal to the amount which the Lender would have been entitled to receive in the absence of any requirement to make any deduction or withholding; and

(d)                                 promptly deliver or procure the delivery to the Lender of receipts evidencing each deduction or withholding which has been made.

11.                               SECURITY

The obligations and liabilities of the Borrower to the Lender under this Agreement shall be secured by the interests and rights granted in favour of the Lender under the Security Documents.

12.                               REPRESENTATIONS AND WARRANTIES

12.1                           Representations and warranties

The Borrower represents and warrants to the Lender that:

(a)                                  Status: the Borrower is a limited company duly incorporated under the laws of Cyprus, and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

(b)                                 Powers and authority: each of the Borrower and the Gallagher Shareholder has power to execute, deliver, and perform its obligations under, the Financing Documents to which it is a party and to carry out the transactions contemplated by those documents, and all necessary corporate, shareholder and other action has been or will be taken to authorise the execution, delivery and performance of the same;

(c)                                  Binding obligations:  the obligations of each of the Borrower and the Gallagher Shareholder under the Financing Documents to which it is a party constitute its legal, valid, binding and enforceable obligations;

(d)                                 Contraventions:  the execution, delivery and performance by each of the Borrower and the Gallagher Shareholder of the Financing Documents to which it is a party does not:

(i)                                     contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)                                  conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any of its property is bound; or

(iii)                               contravene or conflict with its constitutional documents;

(e)                                  Insolvency:  except as disclosed to the Lender before the date of this Agreement neither the Borrower nor the Gallagher Shareholder has taken any action, nor have any steps been taken or legal proceedings been started or threatened against any of them, for bankruptcy, insolvency, winding-up, dissolution or re-organisation, the enforcement of any Encumbrance over any of their assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of any of them or of any of their assets;

(f)                                    No default: the Borrower is not (nor would be with any of the giving of notice, the lapse of time, the determination of materiality, or the satisfaction of any other condition) in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect;

(g)                                 Litigation:  no action, litigation, arbitration or administrative proceeding has been commenced, or, to the best of the Borrower’s information, knowledge and belief, is pending or threatened, against the Borrower or the Gallagher Shareholder which, if decided adversely, could reasonably be expected to have a Material Adverse Effect and nor is there subsisting any unsatisfied judgment or award given against it by any court, arbitrator or other body;

(h)                                 Accounts:

(i)                                     each of the latest Accounts required to be delivered under Clause 13.1(a) is prepared in accordance with GAAP and gives a true and fair view of the financial position of the Borrower as at the date to which they were prepared and for the period then ended; and

(ii)                                  each of the latest set of management accounts required to be delivered under Clause 13.1(c) shows with reasonable accuracy the financial condition of the Borrower during the period to which they relate;

(i)                                     Encumbrances:  no Encumbrance other than a Permitted Encumbrance exists over all or any part of the assets of the Borrower;

(j)                                     No Encumbrances Created: the execution of the Financing Documents by the Borrower and the exercise of its rights and the performance of its obligations under the Financing Documents will not result in the creation of, or any obligation to create, any Encumbrance over or in respect of the Borrower’s assets;

(k)                                  Authorisations:  all authorisations, approvals, licences, consents, filings, registrations, payment of duties or Taxes and notarisations required:

(i)                                     for the conduct of the business, trade and ordinary activities of the Borrower;

(ii)                                  for the performance and discharge of its, and the Gallagher Shareholder’s, obligations under the Financing Documents; and

(iii)                               in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Financing Documents,

are in full force and effect;

(l)                                     Taxes:  the Borrower has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except for assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest Accounts or information delivered to the Lender under this Agreement;

(m)                               the Borrower: the Gallagher Shareholder is the sole and absolute legal and beneficial owner of 100% of the Borrower’s issued share capital, which consists of 60,000 registered ordinary shares of 1 Cyprus pound each, free from any Encumbrances and no person save the Gallagher Shareholder has any right or interest of any sort whatsoever in or to such shares and there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting such shares in any way, except in each case for the Financing Documents and the Encumbrances created thereby;

(n)                                 Corus shares: the Borrower is the sole and absolute legal and beneficial owner of 237 million ordinary registered shares of Corus free from any Encumbrances and no person save the Borrower has any right or interest of any sort whatsoever in or to such shares, except in each case for the Financing Documents, the Encumbrances created thereby and any Encumbrances, rights, title or interest of the provider of margin financing specified in Clause 13.2(f);

(o)                                 Rodava and Halkin:

(i)                                     the Borrower is the sole and absolute legal and beneficial owner of 100% of Rodava’s issued share capital, which consists of 5,000 registered ordinary shares of $2 each, free from any Encumbrances, and no person save the Gallagher Shareholder has any right or interest of any sort whatsoever in or to such shares;

(ii)                                  Rodava is the sole and absolute beneficial owner of 50% of the issued shares of Halkin free from any Encumbrances and no person save Rodava has any right or interest of any sort whatsoever in or to such shares, except that the registered owner of such shares is Ferrous Investments Ltd. (an English company) which holds such shares as nominee shareholder for Rodava absolutely;

(iii)                               Halkin is the sole and absolute beneficial owner of 100% of the issued shares of Decagon Avionics Ltd. (a Cyprus company), and Decagon Avionics Ltd. is the sole and absolute beneficial owner of 100% of the shares or participation interests of Ural Steel, in each case free from any Encumbrances with no other person having any right or interest of any sort whatsoever in or to such shares or participation interests;

(p)                                 D Data: the Borrower has entered into binding agreements under which it is immediately entitled to receive the transfer of, and to become the sole and absolute legal and beneficial owner of, 60% of the issued share capital of D Data free from any Encumbrances;

(q)                                 No material adverse change:  since 1 July 2003 no event has occurred which has had or could be reasonably expected to have a Material Adverse Effect.

12.2                           Repetition

The representations and warranties in Clause 12.1 shall survive the execution of this Agreement, the representations and warranties in Clauses 12.1(a) – (l) shall be deemed to be repeated by the Borrower on the date on which each Drawdown Notice is given with reference to the facts and circumstances existing at that time, and the representations and warranties in Clauses 12.1(m), (n), (o)(i), (ii) and (o)(iii) shall be deemed to be repeated by the Borrower on each day of the Facility Period as specified in Clause 13.2(h).

13.                               UNDERTAKINGS

13.1                           Information undertakings

The Borrower undertakes that during the Facility Period it shall, unless the Lender otherwise agrees:

(a)                                  Accounts:  as soon as the same become available (and in any event within 120 days after the end of each of the Borrower’s financial years), deliver to the Lender the Accounts for each such financial year together with a copy of the management letter (if any) addressed by the Auditors to the directors of the Borrower;

(b)                                 Interim accounts:  as soon as the same become available (and in any event within 60 days after the end of the first half-year of each of the Borrower’s financial years), deliver to the Lender the Borrower’s unaudited interim accounts for each such half-year;

(c)                                  Management accounts:  as soon as the same become available (and in any event within 30 days after the end of each month during each of the Borrower’s financial years), deliver to the Lender monthly management accounts of the Borrower for each such period in form and substance satisfactory to the Lender;

(d)                                 Shareholder Notices:  deliver to the Lender copies of all documents despatched by the Borrower to its shareholders, or its creditors generally, at the same time as they are despatched;

(e)                                  Compliance Certificates:  deliver to the Lender:

(i)                                     together with the Accounts specified in Clause 13.1(a); and

(ii)                                  promptly at any other time, if the Lender so requests,

a certificate signed by two of its senior officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it;

(f)                                    Other information: supply to the Lender such information, documents and records about the business, financial condition, operations and prospects of the Borrower as the Lender may from time to time reasonably require;

(g)                                 GAAP:  ensure that all Accounts and other financial information submitted to the Lender have been prepared in accordance with GAAP;

(h)                                 Default, litigation, etc:  promptly, upon becoming aware of the same, notify the Lender of:

(i)                                     the occurrence of a Default or Potential Default;

(ii)                                  any litigation, arbitration or administrative proceeding commenced against the Borrower involving a potential liability in excess of $1 million;

(iii)                               any Encumbrance (other than a Permitted Encumbrance) attaching to the assets of the Borrower; and

(iv)                              any occurrence (including any third party claim or liability) which could reasonably be expected to have a Material Adverse Effect; and

(i)                                     Weekly reports:  on each Monday within the Facility Period deliver to the Lender a report on the then-current market valuation of all securities acquired using the proceeds of each Advance, the price at which such securities had actually been acquired (including transaction costs) and the resulting profit or loss on such securities.

13.2                           Positive undertakings

The Borrower undertakes that at all times during the Facility Period it shall, unless the Lender otherwise agrees:

(a)                                  Pay Taxes: pay and discharge all Taxes and governmental charges payable by or assessed upon it prior to the date on which the same become overdue unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall be set aside adequate (and no less than the amount recommended by the Auditors) reserves with respect to any such Taxes or charges so contested in accordance with GAAP;

(b)                                 Authorisations:  obtain, maintain and comply with the terms of any authorisation, approval, licence, consent, exemption, clearance, filing or registration required:

(i)                                     for the conduct of its business, trade and ordinary activities; and

(ii)                                  to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of, any Financing Document;

(c)                                  Access:  permit the Lender and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Lender) authorised by the Lender to have, at all reasonable times during normal business hours and on reasonable notice, access to the property, premises and accounting books and records of the Borrower and to the officers of the Borrower;

(d)                                 Ranking of obligations:  ensure that its obligations under the Financing Documents to which it is a party shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness except for any obligations which are mandatorily preferred by law and not by contract;

(e)                                  Further documents:  at the request of the Lender, do or procure the doing of all such things and execute or procure the execution of all such documents as are, in the opinion of the Lender, necessary or desirable to ensure that the Lender obtains all its rights and benefits under the Financing Documents;

(f)                                    Security: ensure that the Security Documents and the security interests created or purported to be created thereby, remain in all respects valid, binding, effective and enforceable;

(g)                                 Shares of D Data:

ensure that:

(i)                                     within 60 days of the date of this Agreement, shares equalling in the aggregate 60% of the issued share capital of D Data are transferred absolutely and with full title guarantee (and free from all Encumbrances and rights of third parties except those in favour of the Lender) to the Borrower and that any consideration provided by the Borrower in respect of such transfers shall be in the aggregate, less than $50,000 (or alternatively shall be a debt with a maturity date falling later than the end of the Facility Period and subordinated in all respects to the Lender’s rights under the Financing Documents in a way acceptable to the Lender); and

(ii)                                  upon completion of the aforementioned transfers, the Borrower shall be and remain the sole and absolute legal and beneficial owner of shares representing 60% of the issued share capital of D Data free from any Encumbrances and no person save the Borrower shall have any right or interest of any sort whatsoever in or to such shares and there shall be no restrictions on transfer or rights of pre-emption affecting such shares;

(h)                                 Shares of Borrower, Corus, Halkin, Decagon and Ural Steel: ensure that the representations and warranties set forth in Clauses 12.1(m), 12.1(n), 12.1(o)(i),

(ii) and (iii) remain true and correct as of each day of the Facility Period with reference to the facts and circumstances existing on each such day;

(i)                                     Borrower’s Directors: ensure that an individual nominated by the Lender is and remains a director of the Borrower, that the Borrower has no more than two directors, and that all decisions of the board of directors of the Borrower require, inter alia, the affirmative vote of the director nominated by the Lender; and

(j)                                     Valuations of Shares : ensure that within 60 days of the date of this Agreement the Lender is provided with: (i) a Certified Copy of the valuation by an independent appraiser of shares of D Data referred to in paragraph (g)(i) above at no less than $75 million; and (ii) a Certified Copy of the valuation by an independent appraiser of 100% of the shares of Ural Steel referred to in Clause 12.1(o) at no less than $150 million;

(k)                                  Utilisation of Advances: comply (and act in good faith in complying) with all applicable laws and regulations (including EU and national competition laws and regulations, EU and national securities laws and regulations, listing rules of any relevant stock exchanges, and (to the extent reasonably required by the Lender) any voluntary codes of conduct with which it is reasonably customary in the relevant securities markets to comply) in utilising the proceeds of any Advances, making purchases of Securities using such proceeds, administering and managing such Securities, enjoying and enforcing rights attaching to such Securities, and selling or otherwise Disposing of such Securities;

(m)                               Sale of Securities and Mandatory Prepayment:

(i)                                     notify the Lender in writing of any sale or other Disposal by the Borrower of any Securities, such notice to be given prior to, or within 24 hours of such sale of Disposal being agreed or effected;

(ii)                                  to the extent the proceeds of such sale of Disposal are received on, or within 3 Business Days before, the Repayment Date of an Advance, apply such proceeds to the repayment of such Advance;

(iii)                               to the extent of any remaining or other proceeds, immediately offer to the Lender to apply such proceeds to pre-pay the Loan, and if the Lender agrees, apply the portion(s) of such proceeds specified by the Lender to pre-pay, in accordance with Clause 7.2, the Advance(s) specified by the Lender; and

(iv)                              to the extent of any remaining proceeds of such sale or Disposal, invest or utilise such proceeds in a way agreed with the Lender, or in absence of such agreement, retain such proceeds in an interest-bearing account with a generally-recognised major international bank or financial institution and apply them to repay Advances as they mature, and for the avoidance of doubt the requirements of this paragraph shall be in addition to, and shall not limit or prejudice, Clause 13.3(b); and

(n)                                 Auditors: within 60 days of the date hereof appoint as auditors of the Borrower one of the “Big Four” firms of accountants (being KPMG, PricewaterhouseCoopers, Ernst & Young and Deloitte & Touche) or any other firm of accountants approved by the Lender.

13.3                           Negative undertakings

During the Facility Period the Borrower shall not, unless the Lender otherwise agrees:

(a)                                  Negative Pledge:  create or permit to subsist any Encumbrance over any of its assets other than Permitted Encumbrances;

(b)                                 Disposal of assets:  make a Disposal other than:

(i)                                     in the ordinary course of its trading activities;

(ii)                                  where the proceeds of the Disposal are used immediately to purchase an asset to replace directly the asset the subject of that Disposal; or

(iii)                               a Disposal on arm’s length terms where the aggregate value of the assets the subject of a Disposal by the Borrower other than in accordance with paragraphs (i) and (ii) above in any financial year of the Borrower does not exceed $1 million (for the purposes of this paragraph, the value of any asset shall be the greater of its book value and the consideration received for it);

(c)                                  Change of business:  make any substantial change to the general nature or scope of the business of the Borrower from that carried on at the date of this Agreement;

(d)                                 Mergers:  enter into any amalgamation, demerger, merger or reconstruction or any joint venture or partnership agreement;

(e)                                  Loans:  make any loans or grant any credit to or for the benefit of any person, other than amounts of credit allowed in the ordinary course of its trading activities; nor

(f)                                    Indebtedness:  incur any Indebtedness other than Permitted Indebtedness.

14.                               DEFAULT

14.1                           Default

Each of the following shall be a Default:

(a)                                  Non-payment:  the Borrower does not pay on the due date any amount payable by it under this Agreement at the place at and in the currency and funds in which it is expressed to be payable unless the failure to pay such amount is due solely to administrative or technical delays in the transmission of funds which are not the fault of the Borrower and such amount is paid within 3 Business Days after its due date for payment; or

(b)                                 Other defaults:  the Borrower or the Gallagher Shareholder breaches any of its obligations under any Financing Document (other than the obligations referred to in Clause 14.1(a)) and, if that breach is capable of remedy, it is not remedied within 5 Business Days after notice of that breach has been given by the Lender to the Borrower; or

(c)                                  Breach of representation or warranty:  any representation, warranty or statement made or deemed to be repeated by the Borrower or the Gallagher Shareholder under any Financing Document or in any document delivered by or on behalf of the Borrower or the Gallagher Shareholder under or in connection with any Financing Document is incorrect when made or deemed to have been repeated; or

(d)                                 Unlawfulness or repudiation:  it is unlawful for the Borrower or the Gallagher Shareholder to perform or comply with, or the Borrower or the Gallagher Shareholder repudiates, any of its obligations under any Financing Document; or

(e)                                  Cross-default:

(i)                                     any Indebtedness of the Borrower in excess of, in aggregate, $1 million:

(A)                              is not paid when due or within any originally applicable grace period; or

(B)                                is declared to be or otherwise becomes due and payable prior to its specified maturity,

or any creditor of the Borrower becomes entitled to declare any such Indebtedness due and payable prior to its specified maturity; or

(ii)                                  the Borrower fails to pay any Call on any Corus shares or any other Securities owned by the Borrower when due or within any originally applicable grace period, where “Call” on a Security means: (A) any debt or obligation secured by such Security or by an Encumbrance thereon; (B) any binding call by the issuer of such Security for capital contributions, for the payment of any unpaid portion of the price of such Security or for the payment of any unpaid portion of the share capital of such issuer; (C) any call by or on behalf of the provider of margin financing relating to such Security for additional collateral for such margin financing; or (D) any similar debt, obligation or call which, if not paid, may adversely affect the Borrower’s title or rights to, or the ability to freely dispose of, such Security;

(f)                                    Attachment or distress:  a creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the assets of the Borrower or the Gallagher Shareholder having a value of at least $1 million, and such process is not discharged within 14 days; or

(g)                                 Enforcement of security:  any Encumbrance over any of the assets of the Borrower or the Gallagher Shareholder having a value of at least $1 million becomes enforceable; or

(h)                                 Inability to pay debts:  the Borrower or the Gallagher Shareholder:

(i)                                     suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due; or

(ii)                                  begins negotiations with any creditor with a view to the readjustment or rescheduling of any of its Indebtedness; or

(iii)                               proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors; or

(i)                                     Insolvency proceedings:  any person takes any action or any legal proceedings are started or other steps taken (including the presentation of a petition) for:

(i)                                     the Borrower or the Gallagher Shareholder to be adjudicated or found bankrupt or insolvent; or

(ii)                                  the winding-up or dissolution of the Borrower other than in connection with a solvent reconstruction, the terms of which have been previously approved in writing by the Lender or a winding-up petition which is proved to the satisfaction of the Lender to be frivolous or vexatious and which is, in any event, discharged within 21 days of its presentation and before it is advertised; or

(iii)                               the appointment of a trustee, receiver, administrative receiver or similar officer in respect of the Borrower, the Gallagher Shareholder or any of its or their assets; or

(j)                                     Adjudication or appointment:  any adjudication, order or appointment is made under or in relation to any of the proceedings referred to in Clause 14.1(i); or

(k)                                  Administration order:  an application is made to the court for an administration order with respect to the Borrower; or

(l)                                     Analogous proceedings:  any event occurs or proceeding is taken with respect to the Borrower or the Gallagher Shareholder in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clause 14.1(f), (h), (i), (j) or (k); or

(m)                               Cessation of business:  the Borrower suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

(n)                                 Change of control: (without prejudice to Clause 13.2(h)) a person (whether alone or together with any associated person or persons) becomes the beneficial owner of shares in the issued share capital of the Borrower carrying the right to exercise 50 per cent. or more of the votes exercisable at a general meeting of the Borrower (for the purposes of this Clause 14.1(n), “associated person” means, in relation to any person, a person who is (i) “acting in concert” (as defined in the City Code on Takeovers and Mergers) with that person or (ii) a “connected person” (as defined in section 839 of the Income and Corporation Taxes Act 1988 (UK)) of that person); or

(o)                                 Material adverse change:  any event or series of events occur which, in the reasonable opinion of the Lender, has or could reasonably be expected to have a Material Adverse Effect.

14.2                           Acceleration

If a Default occurs and remains unremedied the Lender may, by notice to the Borrower:

(a)                                  cancel the Facility and require the Borrower immediately to repay the Loan together with accrued interest and all other sums payable under this Agreement, whereupon they shall become immediately due and payable; or

(b)                                 place the Facility on demand, whereupon the Loan together with accrued interest and all other sums payable under this Agreement shall become repayable on demand made by the Lender.

Upon the service of any such notice by the Lender the Lender’s obligations under this Agreement shall be terminated, the Facility shall be cancelled and the Facility Limit shall be reduced to zero.

15.                               SET-OFF

The Lender may set off any matured obligation owed by the Borrower under any Financing Document against any obligation (whether or not matured) owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at the spot rate of exchange of the Lender for the purpose of the set-off.

16.                               FEES AND EXPENSES

16.1                           Expenses

The Borrower shall on demand pay all expenses incurred (including legal, valuation and accounting fees), and any VAT on those expenses:

(a)                                  by the Lender in connection with the negotiation, preparation and execution of the Financing Documents and the other documents contemplated thereby;

(b)                                 by the Lender in connection with the granting of any release, waiver or consent or in connection with any amendment or variation of any Financing Document; and

(c)                                  by the Lender in enforcing, perfecting, protecting or preserving (or attempting so to do) any of its rights, or in suing for or recovering any sum due from the Borrower or any other person under any Financing Document, or in investigating any possible Default or Potential Default.

16.2                           Documentary Taxes indemnity

All stamp, documentary, registration or other like duties or Taxes, including any penalties, additions, fines, surcharges or interest relating to those duties and Taxes, which are imposed or chargeable on or in connection with any Financing Document shall be paid by the Borrower.  The Lender shall be entitled but not obliged to pay any such duties or Taxes (whether or not they are its primary responsibility).  If the Lender does so the Borrower shall on demand indemnify the Lender against those duties and Taxes and against any costs and expenses incurred by the Lender in discharging them.

16.3                           VAT

16.3.1                  All payments made by the Borrower under the Financing Documents are calculated without regard to VAT.  If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise) by the Lender, the amount of that payment shall be increased by an amount equal to the amount of VAT which is chargeable in respect of the taxable supply in question.

16.3.2                  No payment or other consideration to be made or furnished to the Borrower by the Lender pursuant to or in connection with any Financing Document or any transaction or document contemplated in this Agreement may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

16.4                           Indemnity payments

Where in any Financing Document the Borrower has an obligation to indemnify or reimburse the Lender in respect of any loss or payment, the calculation of the amount payable by way of indemnity or reimbursement shall take account of the likely Tax treatment in the hands of the Lender (as conclusively determined by the Lender) of the amount payable by way of indemnity or reimbursement and of the loss or payment in respect of which that amount is payable.

17.                               WAIVERS; REMEDIES CUMULATIVE

The rights of the Lender under the Financing Documents:

(a)                                  may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

18.                               MISCELLANEOUS

18.1                           Severance

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                                 the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

18.2                           Counterparts

This Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19.                               NOTICES

19.1                           Method

Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by telex, fax or letter.

19.2                           Delivery

Any notice or other communication to be given by one Party to another under this Agreement shall (unless one Party has by 15 days’ notice to the other Party specified another address) be given to that other Party at the respective addresses given in Clause 19.3.

19.3                           Addresses

The address, telex number, answerback and fax number of the Borrower and Lender are:

(A)                              the Borrower:

17–19 Omonias Avenue, 1st Floor
CY-3052 Limassol, Cyprus

Attention: Demetrios Serghides

Fax:      +357 25560438

(B)                      the Lender – the registered address of the Lender specified in the preamble to this Agreement, or such other address as the Lender may in writing specify from time to time.

19.4                           Deemed receipt

19.4.1                  Subject to Clause 22, any notice or other communication given by the Lender shall be deemed to have been received:

(a)                                  if sent by telex with the relevant answerback appearing at the beginning and end of the telex, on the day on which transmitted;

(b)                                 if sent by fax, with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;

(c)                                  in the case of a notice given by hand, on the day of actual delivery; and

(d)                                 if posted, on the second Business Day or, in the case of airmail, the fifth Business Day following the day on which it was despatched by first class mail postage prepaid or, as the case may be, airmail postage prepaid;

provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

19.4.2                  Any notice or other communication given to the Lender shall be deemed to have been given only on actual receipt.

20.                               ASSIGNMENTS AND TRANSFERS

20.1                           Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each Party and its successors and assigns.

20.2                           Assignments and transfers by Borrower

The Borrower shall not be entitled to assign or transfer any of its rights or obligations under this Agreement.

20.3                           Assignments by Lender

The Lender may freely assign any of its rights and benefits under any Financing Document.

20.4                           Transfers by Lender

Without limitation to Clause 20.3, the Lender may transfer any of its rights and obligations under any Financing Document to any Subsidiary of the Lender. The Borrower shall enter into such documents as the Lender may reasonably stipulate in order to effect any such transfer.

20.5                           Consequences of transfer

The Borrower shall be under no obligation to pay any greater amount under this Agreement following an assignment or transfer by the Lender of any of its rights or obligations pursuant to this Clause 20 if, in the circumstances existing at the time of such assignment or transfer, such greater amount would not have been payable but for the assignment or transfer.

20.6                           Disclosure of information

The Lender may disclose to its professional advisers and to any person with whom it is proposing to enter, or has entered into, any kind of assignment, transfer, novation, participation or other agreement in relation to this Agreement, any information which the Lender has acquired under or in connection with any Financing Document.

21.                               INDEMNITIES

21.1                           Breakage costs indemnity

The Borrower shall indemnify the Lender on demand against any loss or expense (including any loss of profit or any other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under this Agreement, any amount repaid or prepaid under this Agreement or any Advance) which the Lender has sustained or incurred as a consequence of:

(a)                                  an Advance not being made following the service of a Drawdown Notice (except as a result of the failure of the Lender to comply with its obligations under this Agreement);

(b)                                 the failure of the Borrower to make payment on the due date of any sum due under this Agreement;

(c)                                  the occurrence of any Default or the operation of Clause 14.2; or

(d)                                 any prepayment or repayment of an Advance otherwise than on the Repayment Date of that Advance.

21.2                           Currency indemnity

21.2.1                  Any payment made to or for the account of or received by the Lender in respect of any moneys or liabilities due, arising or incurred by the Borrower to the Lender in a currency (the “Currency of Payment”) other than the currency in which the payment should have been made under this Agreement (the “Currency of Obligation”) in whatever circumstances (including as a result of a judgment against the Borrower) and for whatever reason shall constitute a discharge to the Borrower only to the extent of the Currency of Obligation amount which the Lender is able on the date of receipt of such payment (or if such date of receipt is not a Business Day, on the next succeeding Business Day) to purchase with the Currency of Payment amount at its spot rate of exchange (as conclusively determined by the Lender) in the London foreign exchange market.

21.2.2                  If the amount of the Currency of Obligation which the Lender is so able to purchase falls short of the amount originally due to the Lender under this Agreement, then the Borrower shall immediately on demand indemnify the Lender against any loss or damage arising as a result of that shortfall by paying to the Lender that amount in the Currency of Obligation certified by the Lender as necessary so to indemnify it.

21.3                           General

21.3.1                  Each indemnity in this Clause 21 shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under this Agreement or under any such judgment or order.

21.3.2                  The certificate of the Lender as to the amount of any loss or damage sustained or incurred by it shall be conclusive and binding on the Borrower except for any manifest error.

22.                               CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

22.1                           Confidentiality

Each Party shall hold the terms of the Financing Documents and all information furnished to it hereunder or thereunder confidential and not disclose it to any person; provided that the following shall be permitted:

(a)                                  disclosures of information which is now or hereafter through no fault of the disclosing Party becomes publicly available;

(b)                                 disclosures of information which is in the possession of the receiving Party at the time of receipt and is not subject to an existing confidentiality undertaking binding on such Party;

(c)                                  disclosure of information which a Party obtains from a person who, to such Party’s knowledge, has not entered into a confidentiality agreement with any of the Parties concerning such information;

(d)                                 disclosures which such Party reasonably and in good faith considers necessary for the purpose of meeting any legal or regulatory requirement or court order;

(e)                                  disclosures to a Party’s directors, shareholders and Subsidiaries,

(f)                                    disclosures to a Party’s officers, employees, auditors, legal and other professional advisors (in each case to the extent reasonably necessary for the performance of their duties or the exercise of their authority), provided that each Party shall be responsible for, and shall ensure, compliance with the same obligations of confidentiality by its shareholders, Subsidiaries, directors, officers, employees, auditors, and (to the extent it discloses information thereto) legal and other professional advisors.

22.2                           Public Announcements

No Party shall, without the prior written consent of the other, make any public announcements or press statements regarding the Financing Documents or the transactions contemplated therein, except to the extent this may be required by law or applicable securities regulations.

23.                               LAW AND JURISDICTION

23.1                           Governing law

This Agreement is governed by and shall be construed in accordance with English law.

23.2                           Jurisdiction

The Borrower hereby:

(a)                                  irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or any other Financing Document, or the breach, termination, existence, validity or invalidity hereof or thereof (each, a “Dispute”);

(b)                                 agrees that the Lender shall have the right, at the Lender’s option, to refer any Dispute to arbitration under the LCIA (London Court of International Arbitration) Rules, which rules are deemed to be incorporated by reference into this Clause, and that if the Lender chooses to so refer a Dispute to such arbitration:

(1)                                  such Dispute shall be finally resolved by such arbitration (subject to the rights of the Lender under the other provisions of this Clause 23.2);

(2)                                  such arbitral tribunal shall have jurisdiction over the Borrower and over such Dispute, and the Borrower hereby irrevocably submits to such jurisdiction;

(3)                                  the number of arbitrators shall be three, the seat, or legal place, of arbitration shall be London, UK (or such other place anywhere in the world as the Lender might in its sole discretion specify), and the language to be used in the arbitration proceedings shall be English; and

(c)                                  agrees that, in relation to or in connection with any Dispute, the Lender shall always have the right to bring proceedings for interim, preliminary, provisional and/or conservatory relief (including injunctive relief and attachment of assets), and/or any enforcement proceedings (including in relation to enforcement of arbitral awards), in any jurisdiction in which the Borrower has (or the Lender claims that the Borrower has) any assets or property, and the Borrower hereby for the benefit of the Lender irrevocably submits to the jurisdiction of the courts and judicial authorities of each such jurisdiction for such purposes and irrevocably waives any objections the Borrower may have on the grounds of, or in relation to, personal jurisdiction (or lack thereof) of each court and judicial authority in which the Lender may choose to bring any aforementioned proceedings or seek any aforementioned relief, in each case provided however that, notwithstanding anything in this Clause:

(i)                                     nothing herein shall prejudice or limit the right of the Lender to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction;

(ii)                                  any of the Financing Documents and any rights of the Lender arising out of or relating to any of the Financing Documents, may, at the option of the Lender, be enforced by the Lender in any courts having jurisdiction; and

(iii)                               the commencement by the Lender of legal actions or proceedings in the courts of one or more jurisdictions, and/or of any arbitral proceedings,  shall not preclude the Lender from commencing legal actions or proceedings in the courts of any other jurisdiction and/or any arbitral proceedings, whether concurrently or not.

23.3                           Venue, Forum, Attachment and Service by Mail

The Borrower:

(a)                                  Venue and forum non conveniens

irrevocably waives: (i) any objections it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding relating to any of the Financing Documents; and (ii) any claims it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient or inappropriate forum (including any claims of forum non conveniens); and

(b)                                 Attachment of assets

hereby agrees that:

(i)                                     upon the Lender giving to the Borrower written notice that the Lender is commencing or purporting to commence any court, judicial, arbitral, interim, preliminary, provisional, conservatory, enforcement or other proceedings referred to anywhere in this Clause 23, the Borrower shall not move any of its assets out of any jurisdiction specified by the Lender in such notice (unless the Lender in writing consents otherwise),

(ii)                                  immediately upon such notice being issued by the Lender, the Lender shall (without the need for any further action by any person) have an immediate lien, fixed charge and security interest in all assets of the Borrower in any jurisdiction specified by the Lender in such notice as security for all obligations and liabilities that the Lender is seeking to enforce or protect by, or in, such proceedings and for all other obligations of the Borrower under or in respect of the Finance Documents, and

(iii)                               the Lender shall have the right to obtain attachment of all such aforementioned assets by way of interim, preliminary, conservatory and/or similar relief in, or for, any and all aforementioned proceedings; and

(c)                                  Service by mail

irrevocably consents to the service of process or any other notice or legal summons out of any courts or tribunals specified in Clauses 23.2(a), (b), (c), (i), (ii) and (iii) above by mailing copies thereof by registered airmail postage prepaid to: (x) the Borrower’s registered office for the time being; (y) the address at which notices may be delivered to the Borrower pursuant to Clause 19 (Notices); or (z) the agent specified in Clause 23.4.1 below at the address specified in that Clause.

23.4                           Agents for Service of Process

23.4.1                  The Borrower hereby irrevocably designates, appoints and empowers Europe Steel plc at Fifth Floor, 100 Avenue Road, London NW3 3HF, tel. +44 207 483 2426, fax +44 207 483 2760, Attention: CEO, to act as its authorised agent to receive service of process and any other legal summons for purposes of any legal action or proceeding in respect of any Dispute or Financing Document, and to receive service of any notice of referral to arbitration in respect of any Dispute or Financing Document, in each case whether such actions, summonses, proceedings or referrals shall occur or be issued in England or elsewhere in the world.

23.4.2                  The Borrower shall, throughout the Facility Period, maintain in England a duly appointed agent to receive service of any and all processes, summonses and notices referred to in Clause 23.4.1 above, and shall keep the Lender advised of the identity and location of such agents.

23.4.3                  The Borrower acknowledges that it has been appointed to act as the agent of the Gallagher Shareholder to receive service in Cyprus of any claim, form, writ, summons, judgment or other notice of legal process relating to the Guarantee, the Gallagher Share Charge or to any other Financing Documents, and hereby accepts such appointment and shall remain such agent until the end of the Financing Period.

IN WITNESS whereof the Parties have caused this Agreement to be duly executed on the date set out above.

Gallagher Holdings Limited

By:	/s/ Leonid S. Serebriannik
Name: Leonid S.Serebriannik
Position: Attorney

Coalco International Limited

By:	/s/ Karl-Heinz Hemmerle
Name: Karl-Heinz Hemmerle
Position: Director

SCHEDULE 1

CONDITIONS PRECEDENT

1.                                       The Gallagher Share Pledge duly executed by the Gallagher Shareholder and acknowledged by the Borrower.

2.                                       Evidence reasonably acceptable to the Lender that the Gallagher Share Pledge was duly registered as may be required or appropriate under Cyprus law (including: (i) a certificate of registration in the shareholder register of the Borrower; (ii) one original of the Gallagher Share Pledge duly stamped with Cyprus stamp duty, and (iii) evidence of registration with the Cyprus Registrar of Companies).

3.                                       Share certificates for shares pledged under the Gallagher Share Pledge, as required by clause 4.1(a)(i) of the Gallagher Share Pledge.

4.                                       [Deleted]

5.                                       A Certified Copy of the excerpt from the shareholder register of Rodava confirming that the Borrower is the registered owner of 100% of the issued share capital of Rodava.

6.                                       The Guarantee duly executed by the Gallagher Shareholder.

7.                                       A Certified Copy of a resolution of the general meeting of the Borrower appointing Mr. Karl-Heinz Hemmerle, citizen of Liechtenstein, as a director of the Borrower.

8.                                       A Certified Copy of the certificate of incorporation (and any relevant certificate of incorporation on change of name) and of the memorandum and articles of association of the Borrower.

9.                                       A Certified Copy of the certificate of incorporation (and any relevant certificate of incorporation on change of name) and of the memorandum and articles of association of Rodava.

10.                                 A Certified Copy of the board minutes and resolutions of the Borrower approving and authorising the execution, delivery and performance of each Financing Document to which the Borrower is a party on the terms and conditions of those documents and authorising a person or persons to sign or otherwise attest the due execution of those documents and any other documents to be executed or delivered by the Borrower pursuant to those documents together with a certificate of a duly authorised officer of the Borrower setting out the names and signatures of the persons authorised to sign such documents on behalf of the Borrower.

11.                                 A letter addressed to the Lender by the person specified in Clause 23.4.1 in which it agrees to act as the agent of the Borrower and the Gallagher Shareholder for service of process for the purposes of this Agreement and the Financing Documents.

12.                                 A letter addressed to the Lender by the Borrower in which it agrees to act as the agent of the Gallagher Shareholder for receipt in Cyprus of service of process for the purposes of the Gallagher Share Pledge.

SCHEDULE 2

DRAWDOWN NOTICE

To:                              [LENDER]

From:                  [BORROWER]

[date]

Dear Sirs,

Loan Facility Agreement dated * December 2003 (the “Loan Agreement”)

Terms defined in the Loan Agreement have the same meaning in this notice.

We request an Advance to be drawn down under the Loan Agreement as follows:

1.                                       Amount of Advance:

2.                                       Drawdown Date:

3.                                       Payment instructions:

We confirm that:

(a)                                  as agreed by us and yourselves [hereby] or [in [specify document name and date]], the proceeds of the Advance will be used to purchase [specify Securities to be purchased];

(b)                                 today and on the Drawdown Date, the representations and warranties in Clause 12 to be repeated are and will be correct; and

(c)                                  today and on the Drawdown Date, no Default or Potential Default has occurred and is continuing or will occur on the making of the Advance.

SIGNED

For and on behalf of
[BORROWER]

[AGREED

For and on behalf of

[LENDER]]

[Delete signature block for Lender if the
Parties have agreed which Securities are to
be purchased using the proceeds of this
Advance in a separate written agreement
and paragraph (a) above properly refers to
such agreement.]